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                                                                    EXHIBIT 11.1


     CALCULATION OF NET LOSS PER SHARE FOR THREE MONTH PERIOD ENDED MARCH 31

Earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares result from the assumed exercise of outstanding stock options that have a dilutive effect when applying the treasury stock method.


                                                      Restated
                                                        1997                 1996
                                                    ------------         ------------
        PRIMARY LOSS PER SHARE

               Net loss for period                  $ (3,874,378)        $(3,439,425)

               Accretion of dividends on preferred
               stock                                  (1,313,346)               --

               Net loss available to common
               shareholders                         $ (5,187,724)        $(3,439,425)
                                                    ============         ===========

               Shares outstanding at the beginning    10,491,101           9,128,418
               of the period

               Weighted average effect of shares             -               433,846
               issued during period

               Weighted average effect of warrants        11,381              75,824
               and options exercised in the period

               Weighted average effect of share              -            (1,457,486)
               subscriptions paid in the period
                                                    ------------         ------------


               Weighted average shares outstanding    10,502,482           8,180,602
                                                    ============         ===========


               Net loss available to common
               shareholders per share               $      (0.49)        $     (0.42)
                                                    ============         ===========

        There is no difference in the per share amounts computed under the primary and the fully diluted basis.



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